Exhibit 10.1





                                  COMMON STOCK
                              INVESTMENT AGREEMENT


                                     between



                           Manchester Securities Corp.



                                       and



                          Secure Computing Corporation


                           Dated as of October 4, 1999

         COMMON STOCK INVESTMENT AGREEMENT (this "AGREEMENT"), dated as of October 4, 1999, by and among Secure Computing Corporation, a Delaware corporation with headquarters located at One Almaden Boulevard, Suite 400, San Jose, California 95113 (the "COMPANY"), and Manchester Securities Corp., a corporation organized and existing under the laws of the State of New York (together with its successors in interest and assigns or its designees, the "INVESTOR").

         WHEREAS:

         A. The Company and the Investor are executing and delivering this Agreement in anticipation of an effective registration statement of the Company on Form S-1 (such registration statement, as amended and supplemented, the "REGISTRATION STATEMENT");

         B. The parties desire that, upon the terms and subject to the conditions contained herein, the Investor shall invest up to $25,000,000 in shares (the "SHARES") of the Company's common stock, par value $0.01 per share (the "COMMON STOCK"); and

         C. Contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement substantially in the form attached hereto as Exhibit A (the "REGISTRATION RIGHTS AGREEMENT") pursuant to which the Company has agreed to provide certain registration rights under the 1933 Act, and the rules and regulations promulgated thereunder, and applicable state securities laws.

         NOW THEREFORE, the Company and the Investor hereby agree as follows:

         1.       PURCHASE AND SALE OF COMMON STOCK

         a. Purchase and Sale of Common Stock. Upon the terms and conditions set forth herein, the Company shall issue and sell to the Investor, and the Investor shall purchase from the Company, up to that number of Shares having an aggregate Purchase Price (as defined in Section 1(g)) of up to $25,000,000.

         b. Delivery of Draw Notices. Subject to the satisfaction of the conditions set forth in this Section 1, at any time and from time to time during the period beginning on the date the Registration Statement is first declared effective by the Securities and Exchange Commission (the "EFFECTIVE DATE") and ending on the earlier of (i) the date which is 24 months after the date hereof and (ii) termination of this Agreement in accordance with Section 8 (the "COMMITMENT PERIOD"), the Company may, in its sole discretion, deliver a written notice to the Investor (each such notice hereinafter referred to as a "DRAW NOTICE"; the date such notice is received by the Investor being the "DRAW NOTICE DATE"). The Draw Notice shall state a dollar amount (the "DOLLAR AMOUNT") of Shares which the Company intends to sell to the Investor during the Investment Period (as defined below). The first Investment Period shall begin on the later of (i)




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the sixth (6th) Trading Day following the Effective Date and (ii) the tenth
(10th) Trading Day following the date of the Effectiveness Notice (the "INVESTMENT START DATE"), and shall end on the first preceding calendar day in the next calendar month (provided, that if the subsequent calendar month does not contain such first preceding calendar day, the Investment Period will be deemed to end on the last day of such subsequent calendar month) (such period, together with the corresponding periods in successive months, each being an "INVESTMENT PERIOD"). By way of example only, if the Investment Start Date is October 21, the first Investment Period will start on October 21 and end on November 20 (regardless of whether such days are Trading Days), the second Investment Period will start on November 21 and end on December 20, and so on in subsequent months. The Company must deliver a Draw Notice five (5) Trading Days before the start of an Investment Period; except that if the Company has not delivered a Draw Notice with respect to three (3) consecutive Investment Periods then it must deliver a Draw Notice at least ten (10) Trading Days before the next Investment Period in which it wants to sell Shares to the Investor. The Dollar Amount designated by the Company in a Draw Notice shall be in increments of $250,000 and shall not exceed $2,000,000. The Company shall designate in each Draw Notice the price per Share that shall serve as the "FLOOR PRICE" for purposes of this Agreement during that Investment Period, which price shall be not less than $1.50. If at any time during an Investment Period the Registration Statement or any prospectus or prospectus supplement is not available for the issuance or sale of the Shares, then the Investor shall have the right (but not the obligation) in its sole discretion to dishonor and disregard the Draw Notice for such Investment Period in whole or in part, without prejudice to any of the Investor's rights under the Transaction Documents (as defined below) or at law. For purposes of this Agreement, "TRADING DAY" shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the City of New York are authorized or required by law or executive order to remain closed or on which the Principal Market (as defined in Section 1(f)) for the Common Stock is not open for trading. Contemporaneous with the delivery of a Draw Notice, the Company shall deliver to the Investor (i) a current prospectus or prospectus supplement to the Registration Statement in accordance with the rules and regulations under the 1933 Act, including disclosure of the Dollar Amount and timing of the Investment Period, (ii) the other documents required to be delivered pursuant to Sections 7(c), (d) and (g), and (iii) reimbursement for all expenses as provided in Section 10(b). Purchases required as a result of a Draw Notice shall be effected by the Investor in accordance with Section 1(h). If the Company so specifies in a Draw Notice, the Dollar Amount for the applicable Investment Period can be made subject to reduction on a dollar-for-dollar basis by the Dollar Amount of additional Shares the Investor elects pursuant to Section 1.d. (after the related Draw Notice Date) to purchase in the Investment Period preceding the Investment Period to which such Draw Notice applies.

         c. Delivery of Effectiveness Notice. The Company shall, at least 10 Trading Days in advance of the day it anticipates will be the Effective Date, deliver to the Investor a notice (the "EFFECTIVENESS NOTICE") identifying the anticipated Effective Date. If the Effective Date occurs more than one month after the date specified in such a notice, then that notice shall cease to be an



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Effectiveness Notice, and the Company will be required to provide a new
Effectiveness Notice with respect to the then-anticipated Effective Date, in accordance with the preceding sentence.

         d. Investor Obligation and Right to Purchase Shares. Subject to the conditions set forth in this Agreement, following the Investor's receipt of a validly delivered Draw Notice, the Investor shall purchase from the Company during the related Investment Period (in accordance with Section 1(h)) a number of Shares having an aggregate Purchase Price equal to the lesser of (i) the Dollar Amount set forth in the Draw Notice, (ii) 8% of the Investment Period Trading Dollar Volume (as defined below) for the immediately preceding Investment Period, and (iii) 8% of the aggregate Daily Trading Dollar Volume (as defined below) of the Common Stock during the Trading Days in the same Investment Period on which the lowest completed trade price of that Trading Date on the Principal Market equals or exceeds the Floor Price (the lesser of (i), (ii) or (iii) above shall be referred to herein as the "REQUIRED DOLLAR AMOUNT"). If the Dollar Amount exceeds the Required Dollar Amount, the Investor shall have the right, but not the obligation, solely at its election to purchase Shares having a value equal to any or all of such excess in the applicable Investment Period. In addition, the Investor shall have the right, but not the obligation, solely at its election to purchase during each and any such Investment Period a number of Shares from the Company having an aggregate Purchase Price equal to up to 50% of the Dollar Amount set forth in the Draw Notice. The Investor shall not in any event be required to purchase in the aggregate pursuant to this Agreement a number of Shares having an aggregate Purchase Price which is greater than $25,000,000. For purposes of this Agreement, "DAILY TRADING DOLLAR VOLUME" shall mean the number of shares of Common Stock traded on such day on the Principal Market on which the Common Stock is traded multiplied by such day's Weighted Average Price of the Common Stock (as reported by Bloomberg Financial Markets ("BLOOMBERG"); provided that
(i) individual trades of at least 50,000 shares of Common Stock on any trading day shall, for this purpose, be treated as a trade of 50,000 shares of Common Stock), (ii) trades among or between related or affiliated entities will not be counted, (iii) trades at prices more than 1/8 of a point above the lowest pending "ask" price offered by a market maker in the Common Stock will not be counted, and (iv) all transactions other than BONA FIDE, arm's length transactions shall not be counted. "INVESTMENT PERIOD TRADING DOLLAR VOLUME" is the sum of the Daily Trading Dollar Volume for each Trading Day in a particular Investment Period "WEIGHTED AVERAGE PRICE" means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market (as reported by Bloomberg through its "Volume at Price" function, if available) or, if the foregoing do not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc.



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

         e.       Limitations on Investor's Obligation and Right to Purchase
Shares.

                  (1) Notwithstanding anything to the contrary in the Transaction Documents, in no event shall the Investor be required or permitted to purchase, and a Required Dollar Amount shall be deemed not to include, a number of Shares which, when added to the number of shares of Common Stock otherwise beneficially owned within the meaning of Section 13(d) of the 1934 Act as amended (the "1934 ACT") (other than by virtue of the ownership of Warrants or other securities that have limitations on the Investor's right to convert, exercise or purchase similar to the limitation set forth herein) by the Investor or by any "affiliate" (as defined in Rule 144 of the 1934 Act) of the Investor that would be aggregated for purposes of determining whether a group under such
Section 13(d) exists as of the date with respect to which this determination is being made, would exceed 9.99% of the number of shares of Common Stock outstanding on such date, as determined in accordance with such Section 13(d); provided that the Investor shall use its good faith efforts to avoid a conflict between this limitation and its obligations to purchase any Required Dollar Amount.

                  (2) Each time (a "COVENANT TIME") the Investor makes a Triggering Acquisition (as defined below) of shares of Common Stock pursuant to the Transaction Documents (the "TRIGGERING SHARES"), the Investor will be deemed to covenant that it will not, during the balance of the day on which such Triggering Acquisition occurs, and during the 61-day period beginning immediately after that day, acquire additional shares of Common Stock pursuant to rights-to-acquire existing at that Covenant Time, if the aggregate amount of such additional shares so acquired (without reducing that amount by any dispositions) would exceed (x) 9.99% of the number of shares of Common Stock outstanding at that Covenant Time (including the Triggering Shares) minus (y) the number of shares of Common Stock actually owned by the Investor at that Covenant Time (regardless of how or when acquired, and including the Triggering Shares). "TRIGGERING ACQUISITION" means (i) the giving of a Purchase Notice (as defined below), (ii) a Closing, (iii) an exercise of the Warrant by the Investor, or (iv) the issuance of Warrant Shares to the Investor under the Warrant; provided, however, that with respect to each event described in the preceding clauses "i" and "iii", if the associated issuance of shares of Common Stock does not occur, such event shall cease to be a Triggering Acquisition and the related covenant under this paragraph shall terminate. At each Covenant Time, the Investor shall be deemed to waive any right it would otherwise have to acquire shares of Common Stock to the extent that such acquisition would violate any covenant given by the Investor under this paragraph. Notwithstanding anything to the contrary in the Transaction Documents, in the event of a conflict between any covenant given under this paragraph and any obligation of the Investor to buy shares pursuant to the Transaction Documents, the former shall supersede the latter, and the latter shall be reduced accordingly. The Investor shall endeavor in good faith to avoid such a conflict. For the avoidance of doubt:

                           (i) The covenant to be given pursuant to this
                  paragraph will be given at every Covenant Time and shall be calculated based on the circumstances then




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

                  in effect. The making of a covenant at one Covenant Time shall not terminate or modify any prior covenants.

                           (ii) The Investor may therefore from time to time be
                  subject to multiple such covenants, each one having been made at a different Covenant Time, and some possibly being more restrictive than others. The Investor must comply with all such covenants then in effect.

         f. Conditions to Investor's Obligation to Purchase Shares. Notwithstanding anything to the contrary in this Agreement, unless waived by the Investor, the Company shall not be entitled to deliver a Draw Notice and to require the Investor to purchase any Shares at a Closing (as defined in Section 1(h)) unless each of the following conditions are satisfied: (i) a Registration Statement shall have been declared effective and such Registration Statement, together with the required prospectus supplement, shall remain effective and available for issuance and sale of all the Shares at all times during the period beginning on the date of delivery of the related Draw Notice and ending on and including the related Closing Date (as defined in Section 1(h)); (ii) at all times during the period beginning on the date that the Company delivers the related Draw Notice and ending on and including the related Closing Date, the Common Stock shall have been listed on The American Stock Exchange, Inc. or The New York Stock Exchange, Inc. or designated on the Nasdaq National Market or The Nasdaq SmallCap Market (each a "PRINCIPAL MARKET") and shall not have been suspended from trading thereon; (iii) during the period beginning on the date of this Agreement and ending on and including the applicable Closing Date, there shall not have occurred a Major Transaction (as defined below) or the public announcement of a pending Major Transaction which has not been abandoned or terminated; (iv) the Company has complied with its obligations and is otherwise not in breach of, or in default under, any Transaction Documents; and (v) a number of shares of Common Stock equal to at least 150% of the aggregate number of shares issuable during the Investment Period, based on the Purchase Price (as defined below) per Share on the date of the Draw Notice and including any additional shares of Common Stock which the Investor may elect to purchase pursuant to Section 1(d) (regardless of any limitation on the timing or amount of such purchases) have been duly authorized and reserved for issuance. The Company's delivery of a Draw Notice shall constitute a representation by the Company that the shares of Common Stock referred to in clause (v) above have been reserved for issuance as required pursuant to this Section 1(f). If any of the events described in clauses (i) through (v) above occurs after an effective Draw Notice is so delivered, and if any such circumstance described above so occurs before the entire Required Dollar Amount of Common Stock covered by such Draw Notice shall have been purchased during the Investment Period, then the Investor shall have no further obligation to purchase the balance of such Required Dollar Amount of Common Stock during such Investment Period; provided, that on any day during the balance of such Investment Period upon which such events described in clauses (i) through (v) above do not exist, the Investor may, in its sole discretion, but shall not be required to, give the Company one or more Purchase Notices (as defined in Section 1(h)) covering some or all of such balance of the Required Dollar Amount, as well as



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some or all of the additional amounts of Common Stock which the Investor may elect to purchase during such Investment Period pursuant to Section 1(d) above.

         For purposes of this Agreement, a "MAJOR TRANSACTION" shall be deemed to include any of the following events: (i) the consolidation, merger or other business combination of the Company with or into another person (other than (A) a consolidation, merger or other business combination in which the holders of the Company's voting power immediately prior to such transaction continue after the transaction to hold, directly or indirectly, the voting power (on a fully diluted basis) of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a "migratory" merger effected solely for the purposes of changing the jurisdiction of incorporation of the Company); (ii) the sale or transfer of all or substantially all of the Company's assets in one or a series of transactions; (iii) the consummation of a purchase, tender or exchange offer made to, and accepted by, the holders of more than 50% of the outstanding shares of Common Stock or (iv) any "going private" transaction.

         g. Purchase Price Per Share. For purposes of this Agreement, the "PURCHASE PRICE" for each Share purchased by the Investor shall be equal to 98% of the average of the two lowest daily stock trade prices (excluding any trades by the Investor) ("LOW TRADE PRICES") of the Common Stock recorded on the Principal Market during the six (6) consecutive trading days (the "PURCHASE PRICE PERIOD") ending on the day prior to and not including the Purchase Notice Date (as defined in Section 1(h)); provided that if on any day in a Purchase Price Period the Common Stock at any time trades below the Floor Price, then the Low Trade Price shall for such day be deemed to be the Floor Price. The number of Shares so to be purchased pursuant to each Purchase Notice shall be rounded to the nearest whole number so as to avoid the issuance of fractional shares.

         h. Mechanics of Purchase of Shares by Investor. To effect a purchase of Shares during an Investment Period, the Investor shall deliver one or more written notices to the Company (each a "PURCHASE Notice") at any time and from time to time (in the Investor's sole discretion) during the Investment Period. Each Purchase Notice shall set forth (i) the aggregate Purchase Price for the Shares being purchased (which may be all or any portion of the Dollar Amount, as determined by the Investor in its sole discretion) by the Investor pursuant to such Purchase Notice, (ii) the Purchase Price per Share as of the date of delivery of such Purchase Notice and (iii) the number of Shares being purchased pursuant to such Purchase Notice. The "PURCHASE NOTICE DATE" with respect to a Purchase Notice shall be the date on which the Investor delivers a copy of such Purchase Notice to the Company by facsimile transmission prior to 11:59 p.m. New York City Time on such date. If prior to the last day of an Investment Period the Investor shall not have delivered Purchase Notices covering the purchase of a number of Shares with an aggregate Purchase Price equal to at least the Required Dollar Amount with respect to such Investment Period, then the Investor shall be deemed to have delivered a Purchase Notice on the last day of such Investment Period covering the purchase of a number of



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Shares with an aggregate Purchase Price equal to the difference of (x) the
Required Dollar Amount with respect to such Investment Period minus (y) the aggregate Purchase Price of the Shares covered by Purchase Notices delivered by the Investor to the Company during such Investment Period. Subject to the satisfaction of the conditions set forth in Sections 1(f), 6 and 7, the closing of the purchase by the Investor of Shares (a "CLOSING") shall occur, on the date which is three (3) Trading Days following the applicable Purchase Notice Date (or such other time or later date as is mutually agreed to in writing by the Company and the Investor) (a "CLOSING DATE"). The Investor may withdraw a Purchase Notice in whole or in part from time to time prior to a cure if the Company fails to timely deliver the applicable Shares at a Closing. If a Closing is delayed for any reason (other than delays caused by the Investor) and the Investor subsequently chooses pursuant to a subsequent Purchase Notice to purchase the Shares which should have been delivered at such Closing, the Investor may purchase such Shares at the lesser of the Purchase Price specified in the related Purchase Notice or the lowest Purchase Price available during the period of such delay. On each Closing Date, (A) the Company shall deliver to the Investor against receipt of the Purchase Price certificates representing the Shares to be issued and sold to the Investor on such date and registered in the name of the Investor or its designee or deposit such Shares into the account(s) (with the Investor receiving confirmation that the Shares are in such account(s)) designated by the Investor for the benefit of the Investor and (B) the Investor shall deliver to the Company the Purchase Price (net of any amounts payable by the Company pursuant to Section 10(b)) to be paid for such Shares (after receipt of confirmation of delivery of such Shares), determined as aforesaid, by wire transfer in immediately available funds to such account as shall be designated in writing by the Company. If the Investor receives confirmation of delivery of the applicable Shares by Noon (New York City time), it shall pay the Purchase Price on the same Trading Day, and otherwise it shall pay the Purchase Price on the next Trading Day. In addition, each of the Company and the Investor shall deliver all documents, instruments and writings required to be delivered by either of them pursuant to this Agreement at or prior to each Closing. In the alternative to physical delivery of certificates for Common Stock, if delivery of the Shares may be effectuated by electronic book-entry through The Depository Trust Company ("DTC"), then the Closing shall occur and delivery of the Shares pursuant to such purchase shall, unless requested otherwise by such Investor (or holder of such Shares), settle by book-entry transfer through DTC by the third (3rd) Trading Day following the Investor's delivery of a Purchase Notice to the Company. The parties agree to coordinate with DTC to accomplish this objective.

         i. Effect of Failure to Satisfy Closing Obligations. Subject to the Investor's compliance with all of the terms and conditions of this Agreement, with respect to each Closing, if the Company shall fail to deliver to the Investor the Shares to be issued and sold to the Investor by the third (3rd) Trading Day following delivery of a Purchase Notice, whether by physical delivery of certificates or by book-entry transfer through DTC for such Shares, the Company shall, in addition to any other remedies under this Agreement or at law or in equity, pay as additional damages in cash to the Investor, by the eighth (8th) Trading Day following the delivery of a Purchase Notice an amount equal to one percent (1%) of: the dollar value of Shares



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the Investor should have but did not receive, valued at the Closing Bid Price of the Common Stock on the Principal Market on such third (3rd) Trading Day (the "DESIGNATED VALUE"), and on each succeeding fifth (5th) Trading Day thereafter until the Shares are delivered, an amount equal to two percent (2%), of the Designated Value. The Company acknowledges that this remedy is partial and non-exclusive.

         j. Certain Adjustments. Daily Trading Dollar Volume, Applicable Trading Price (as defined below), Purchase Price per Share, the Floor Price and the $1.50 amounts and all other amounts provided in Sections 1(b), 1(d), 1(f) and 1(g) hereof and the limitations imposed by Section 1.e.(2) hereof on the number of shares of Common Stock acquirable shall be adjusted appropriately to reflect stock splits, stock dividends, combinations and like transactions affecting the Common Stock. Such appropriate adjustments shall be made for any period of Trading Days used for purposes of performing calculations under this Agreement.

         k. Delisting; Suspension. If at any time during an Investment Period or within 10 Trading Days after the end of such Investment Period, (i) the Registration Statement, after it has been declared effective, together with the required prospectus supplement, shall (for 20 Trading Days) fail to be effective and available for sale of all the Shares or Warrant Shares (such 20 Trading Day period being a "GRACE PERIOD"), or (ii) the Common Stock shall not at all times be listed on the Principal Market or shall have been suspended at any time from trading thereon (excluding suspensions of not more than one trading day resulting from business announcements by the Company) the Investor shall have the right (the "REPURCHASE OPTION"), as partial relief for the damages to the Investor by reason of the occurrence of the events listed in clauses (i) or (ii) above (which remedy shall not be exclusive of any other remedies available at law or equity), in its sole discretion, which right shall be exercised within 30 days of the initial delisting or suspension in the case of (ii) above or within 30 days of the end of the Grace Period (if a Grace Period is available for such lapse in effectiveness, and otherwise upon the initial lapse in effectiveness) in the case of (i) above (a "REPURCHASE EVENT"), to sell to the Company upon written notice (the "REPURCHASE OPTION NOTICE"), and the Company agrees to buy for immediately available funds within two Trading Days of the exercise of such right by the Investor all or any part of the Shares or Warrant Shares issued to the Investor within the 30 Trading Days preceding the commencement of the breach or failure that created the Repurchase Option (such breach or failure being the "NONCOMPLIANCE EVENT") and then held by the Investor at a price per Share equal to the highest Applicable Trading Price during the period beginning on the date of the Noncompliance Event and ending on and including the date on which the Investor exercises its Repurchase Option (the "PAYMENT AMOUNT"). Once the Company has availed itself of all or a portion of a Grace Period, it will not be entitled to a subsequent Grace Period unless and until it has maintained the effectiveness of the Registration Statement without interruption for at least 40 consecutive Trading Days. The "APPLICABLE TRADING PRICE" with respect to the Common Stock on any Trading Day, shall mean the Closing Bid Price (as defined below) of the Common Stock on such Trading Day. "CLOSING BID PRICE" means, for any security as of any date, the last closing bid price for such security on the Principal Market (as



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

reported by Bloomberg), or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as mutually determined by the Company and the Investor. All such determinations to be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period. If the Company fails to pay to the Investor the full aggregate Payment Amount within two Trading Days of the Investor's exercise of the Repurchase Option hereunder, the Company shall pay to the Investor, on the first Trading Day following such second Trading Day, in addition to and not in lieu of the Payment Amount payable by the Company to the Investor upon exercise of the Repurchase Option, an amount equal to 1.25% per month (pro rated for partial months) until paid in full. The Investor may in its sole discretion, without prejudice, withdraw such Repurchase Option Notice in whole or part from time to time prior to the payment in full to the Investor of the amounts specified in this Section 1(k).

         l. Overall Limit on Common Stock Issuable. Notwithstanding anything contained herein to the contrary, the number of Shares issuable by the Company and purchasable by the Investor hereunder shall not exceed 4,190,494 shares of Common Stock outstanding as of the date hereof, subject to appropriate adjustment for stock splits, stock dividends, combinations or other similar recapitalization affecting the Common Stock (the "MAXIMUM COMMON STOCK ISSUANCE"), unless the issuance of Shares hereunder in excess of the Maximum Common Stock Issuance shall first be approved by the Company's shareholders in accordance with applicable law and the By-laws and Articles of Incorporation of the Company. Without limiting the generality of the foregoing, such shareholders' approval must duly authorize the issuance by the Company of shares of Common Stock totaling 4,190,494 or more of the shares of Common Stock outstanding on the date hereof. The parties understand and agree that the Company's failure to seek or obtain such shareholder approval shall in no way adversely affect the validity and due authorization of the issuance and sale of Shares hereunder, and that such approval pertains only to the applicability of the Maximum Common Stock Issuance limitation provided in this Section 1(l). If the Maximum Common Stock Issuance limitation delays the exercise of the Investor's right to purchase additional Shares at its election pursuant to
Section 1.d., then the Investor shall have the right but not the obligation to exercise its Section 1.d. election pursuant to a Purchase Notice at any time and from time to time within 30 Trading Days of the receipt of such shareholder approval, at the lesser of (i) the Purchase Price specified in the unsatisfied Purchase Notice and (ii) the lowest Purchase Price existing during such delay.



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

         m. Commitment Payment. In consideration for the Investor entering into and making its commitment under this Agreement, the Company is issuing simultaneously herewith warrants in the form of Exhibit F hereto (the "WARRANTS") having an aggregate strike price of $1,875,000 and a strike price per share of Common Stock of 120% of the average Closing Bid Price for the 10 Trading Day period starting four Trading Days before the date hereof.

         2.       INVESTOR'S REPRESENTATIONS AND WARRANTIES.

         The Investor represents and warrants to the Company that:

                  a. Accredited Investor Status; Sophisticated Investor. The Investor is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D under the 1933 Act. The Investor has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in the Shares, Warrants and stock issuable upon exercise of the Warrants (the "WARRANT SHARES").

                  b. Information. The Investor and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company which have been requested and materials relating to the offer and sale of the Shares, Warrants and the Warrant Shares which have been requested by the Investor. The Investor and its advisors, if any, have been afforded the opportunity to ask questions of the Company. The Investor has not received any material, non-public information concerning the Company. Neither such inquiries nor any other due diligence investigations conducted by the Investor or its advisors, if any, or its representatives shall modify, amend or affect the Investor's right to rely on the Company's representations and warranties contained in Section 3 below. The Investor understands that its investment in the Shares, Warrants and Warrant Shares involves a high degree of risk. The Investor has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Shares, Warrants and Warrant Shares.

                  c. No Governmental Review. The Investor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares, Warrants and Warrant Shares or the fairness or suitability of the investment in the Shares, Warrants and Warrant Shares nor have such authorities passed upon or endorsed the merits of the offering of the Shares, Warrants and Warrant Shares.

                  d. Legends. The Company shall issue certificates for the Shares to the Investor without any legend. The Investor covenants that, in connection with any transfer of Shares by the Investor, it will comply with the applicable prospectus delivery requirements of the

1933 Act, provided that copies of a current prospectus relating to such effective registration statement are or have been supplied to the Investor.

                  e. Authorization; Enforcement. This Agreement, the Warrant and the Registration Rights Agreement have been duly and validly authorized, executed and delivered on behalf of the Investor and is a valid and binding agreement of the Investor enforceable against the Investor in accordance with their terms, subject as to enforceability to general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies. The Investor has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Registration Rights Agreement, the Warrant and each other agreement entered into by the parties hereto in connection with the transactions contemplated by this Agreement.

                  f. Residency. The Investor is a resident of the State of New York.

                  g. No Conflicts. The execution, delivery and performance of this Agreement and the Registration Rights Agreement by the Investor and the consummation by the Investor of the transactions contemplated hereby and thereby will not result in a violation of the certificate of incorporation, by-laws or other documents of organization of the Investor.

                  h. Broker-Dealer Status. The Investor is duly licensed by the NASD as a securities broker-dealer.

                  i. Financial Resources. The Investor has the financial resources to satisfy its obligations hereunder, including purchase of the Shares.

         3.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         The Company represents and warrants to the Investor that:

                  a. Organization and Qualification. Set forth in Schedule 3(a) is a complete list of each entity in which the Company, directly or indirectly, owns capital stock or holds an equity or similar interest. The Company and its "Subsidiaries" (which for purposes of this Agreement means any entity in which the Company, directly or indirectly, owns more than 50% of the outstanding capital stock or holds an equity or similar interest representing at least 50% of the outstanding equity or similar interests of such entity) (a complete list of which is set forth in Schedule 3(a)) are corporations duly organized and validly existing in good standing under the laws of the jurisdiction in which they are incorporated, and have the requisite corporate power and authorization to own their properties and to carry on their business as now being conducted. Each of the Company and its Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in this Agreement, "MATERIAL ADVERSE EFFECT" means any material adverse effect on the business, properties, assets, operations, results of operations, financial condition or prospects of the Company and its Subsidiaries, if any, taken as a whole, or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith, or on the authority or ability of the Company to perform its obligations under the Transaction Documents (as defined in Section 3(b)).

                  b. Authorization; Enforcement; Compliance with Other Instruments. (i) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Registration Rights Agreement, the Irrevocable Transfer Agent Instructions (as defined in
Section 5) the Warrants (as defined in Section 1(m)) and each of the other agreements entered into by the parties hereto in connection with the transactions contemplated by this Agreement (collectively, the "TRANSACTION DOCUMENTS"), and to issue the Shares in accordance with the terms hereof and thereof, (ii) the execution and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby, including without limitation the reservation for issuance and the issuance of the Shares pursuant to this Agreement, have been duly authorized by the Company's Board of Directors and no further consent or authorization is required by the Company, its Board of Directors or its shareholders, except for, if required by the Principal Market, approval by its stockholders prior to the issuance of a number of shares of Common Stock equal to or in excess of 20% of the number of shares of Common Stock outstanding immediately prior to the date hereof, (iii) the Transaction Documents have been duly executed and delivered by the Company and (iv) the Transaction Documents constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies.

                  c. Capitalization. As of the date hereof, the authorized capital stock of the Company consists of (i) 50,000,000 shares of Common Stock, of which as of the date hereof, 20,962,952 shares are issued and outstanding, 8,444,131 shares are issuable and reserved for issuance pursuant to the Company's stock option and purchase plans and 524,304 shares are issuable and reserved for issuance pursuant to securities exercisable or exchangeable for, or convertible into, shares of Common Stock, and (ii) 2,000,000 shares of preferred stock, of which as of the date hereof, (A) 16,000 shares were designated as Series C Preferred Stock (being the only designated and outstanding series of preferred stock) and 3,600 shares of Series C Preferred Stock were issued and outstanding. All of such outstanding shares have been, or upon issuance will be, validly issued, fully paid and nonassessable. As of the date hereof, except as disclosed in Schedule 3(c), (i) no shares of the Company's capital stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company, (ii) there are no outstanding debt securities, (iii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries, (iv) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the 1933 Act (except the Registration Rights Agreement), (v) there are no outstanding securities of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries, (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Shares as described in this Agreement and (vii) the Company does not have any stock appreciation rights or "phantom stock" plans or agreements or any similar plan or agreement. The Company has furnished to the Investor true and correct copies of the Company's Certificate of Incorporation, as amended and as in effect on the date hereof (the "CERTIFICATE OF INCORPORATION"), and the Company's By-laws, as in effect on the date hereof (the "BY-LAWS"), and the terms of all securities convertible into or exercisable for Common Stock and the material rights of the holders thereof in respect thereto.

                  d. Issuance of Shares. Upon issuance in accordance with this Agreement, the Shares will be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock.

                  e. No Conflicts. Except as disclosed in Schedule 3(e), the execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby will not (i) result in a violation of the Certificate of Incorporation, any Certificate of Designations, Preferences and Rights of any outstanding series of preferred stock of the Company or the By-laws; (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including United States federal and state securities laws and regulations and the rules and regulations of the Principal Market or principal securities exchange or trading market on which the Common Stock is traded or listed) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected. Except as disclosed in Schedule 3(e), neither the Company nor its Subsidiaries is in violation of any term of, or in default under, (x) its Certificate of Incorporation, any Certificate of Designations, Preferences and Rights of any outstanding series of preferred stock or By-laws or their organizational charter or by-laws, respectively, (y) any material contract, agreement, mortgage, indebtedness, indenture, instrument, or (z) any judgment, decree or order or any statute, rule or regulation applicable to the Company or its Subsidiaries, the non-compliance with which (in the case of (z) only), would be material to the Company or interfere with the performance of its obligations under the Transaction Documents. Except as specifically contemplated by this Agreement and as required under the 1933 Act, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under, or contemplated by, the Transaction Documents in accordance with the terms hereof or thereof. Except as disclosed in Schedule 3(e), all consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof. The Company complies with and is not in violation of the listing requirements of the Principal Market as in effect on the date hereof and on each of the Closing Dates and is not aware of any facts which would reasonably lead to delisting or suspension of the Common Stock by the Principal Market in the foreseeable future.

                  f. SEC Documents; Financial Statements. Since December 31, 1997, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "SEC DOCUMENTS"). The Company has delivered to the Investor or its representatives true and complete copies of any SEC Documents that were not filed electronically via EDGAR. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other written information provided by or on behalf of the

Company to the Investor which is not included in the SEC Documents, including, without limitation, information referred to in Section 2(b) of this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made, not misleading. Neither the Company nor any of its Subsidiaries or any of their officers, directors, employees or agents have provided the Investor with any material, nonpublic information which was not publicly disclosed prior to the date hereof.

                  g. Absence of Certain Changes. Except as disclosed in Schedule 3(g) or the SEC Documents filed at least five (5) days prior to the date hereof, since December 31, 1998 there has been no adverse change or adverse development in the business, properties, assets, operations, financial condition, prospects, liabilities or results of operations of the Company or its Subsidiaries which has had or, to the knowledge of the Company or its Subsidiaries, is reasonably likely to have a Material Adverse Effect. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy law nor does the Company or its Subsidiaries have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings.

                  h. Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against or affecting the Company, the Common Stock or any of the Company's Subsidiaries or any of the Company's or the Company's Subsidiaries' officers or directors in their capacities as such, (i) except as set forth in Schedule 3(h) and (ii) except which individually and in the aggregate, respectively, would be reasonably likely to result in liability to the Company in excess of $50,000 and $100,000, respectively.

                  i. Acknowledgment Regarding Investor's Purchase of Shares. The Company acknowledges and agrees that the Investor is acting solely in the capacity of arm's length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby. The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by the Investor or any of its respective representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to the Investor's purchase of the Shares. The Company further represents to the Investor that the Company's decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives.

                  j. No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists with respect to the Company or its Subsidiaries or their respective business, properties, prospects, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws on a registration statement filed with the SEC relating to an issuance and sale by the Company of its Common Stock and which has not been publicly disclosed.

                  k. No Inside Information. The Company has not provided and, except as otherwise provided for in Section 3(h)(ii) of the Registration Rights Agreement, the Company shall not provide, the Investor with any non-public information, and if it does so in violation of such Section 3(h)(ii) the Investor may disclose such information to the public without liability.

                  l. No Integrated Offering. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of Shares to the Investor to be integrated with prior offerings by the Company for purposes of the 1933 Act or any applicable shareholder approval provisions, including, without limitation, under the rules and regulations of the Principal Market, nor will the Company or any of its Subsidiaries take any action or steps that would cause the offering of the Shares to be integrated with other offerings.

                  m. Employee Relations. Neither the Company nor any of its Subsidiaries is involved in any labor dispute nor, to the knowledge of the Company or any of its Subsidiaries, is any such dispute threatened, the effect of which would be reasonably likely to result in a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement. The Company and its Subsidiaries believe that relations between the Company and its Subsidiaries and their respective employees are good. No executive officer (as defined in Rule 501(f) of the 1933 Act) whose departure would be adverse to the Company has notified the Company that such officer intends to leave the Company or otherwise terminate such officer's employment with the Company.

                  n. Intellectual Property Rights. The Company and its Subsidiaries own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct their respective businesses as now conducted. Except as set forth on Schedule 3(n), none of the Company's trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, government authorizations, trade secrets or other intellectual property rights have expired or terminated, or are expected to expire or terminate within two (2) years from the date of this Agreement. The Company and its Subsidiaries do not have any knowledge of any infringement by the Company or its Subsidiaries of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other similar rights of others, or of any such development of similar or identical trade secrets or technical information by others and, except as set forth on Schedule 3(n), there is no claim, action or proceeding being made or brought against, or to the Company's knowledge, being threatened against, the Company or its Subsidiaries regarding trademarks, trade name rights, patents, patent rights, inventions, copyrights, licenses, service names, service marks, service mark registrations, trade secrets or other infringement. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties.

                  o. Environmental Laws. The Company and its Subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("ENVIRONMENTAL LAWS"), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to condut their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval where such noncompliance or failure to receive permits, licenses or approvals referred to in clauses (i),
(ii) or (iii) above could have, individually or in the aggregate, a Material Adverse Effect.

                  p. Title. The Company and its Subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them which is material to the business of the Company and its Subsidiaries, in each case free and clear of all liens, encumbrances and defects except such as are described in Schedule 3(p) or such as do not materially and adversely affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company or any of its Subsidiaries. Any real property and facilities held under lease by the Company or any of its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.

                  q. Insurance. The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged. Neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for and neither the Company nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of the Company and its Subsidiaries taken as a whole.

                  r. Regulatory Permits. The Company and its Subsidiaries possess all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities, necessary to conduct their respective businesses, and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

                  s. Internal Accounting Controls. The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                  t. Foreign Corrupt Practices Act. Neither the Company, nor any director, officer, agent, employee or other person acting on behalf of the Company or any Subsidiary has, in the course of acting for, or on behalf of, the Company, directly or indirectly used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; directly or indirectly made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any similar treaties of the United States; or directly or indirectly made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government or party official or employee.

                  u. Tax Status. Except as set forth on Schedule 3(u), the Company and each of its Subsidiaries has made or filed all United States federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company and each of its Subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the Company is not aware of any basis for any such claim.

                  v. Certain Transactions. Except as set forth on Schedule 3(v) and in the SEC Documents filed on EDGAR at least five (5) Trading Days prior to the date hereof and except for arm's length transactions pursuant to which the Company makes payments in the ordinary course of business upon terms no less favorable than the Company could obtain from third parties and other than the grant of stock options disclosed on Schedule 3(c), none of the officers, directors or employees of the Company is presently a party to any transaction with the Company or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director or any such employee has a substantial interest or is an officer, director, trustee or partner.

                  w. Dilutive Effect. The Company understands and acknowledges that the number of Shares issuable upon purchases pursuant to this Agreement will increase in certain circumstances. The Company further acknowledges that, subject to such limitations as are expressly set forth in the Transaction Documents, its obligation to issue Shares upon purchases pursuant to this Agreement is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other shareholders of the Company.
                  x. Application of Takeover Protections. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable Section 203 of the Delaware General Corporation Law, or any other similar anti-takeover provision contained in the Company's Certificate of Incorporation or otherwise which is or could become applicable to the Investor as a result of the transactions contemplated by this Agreement, including, without limitation, the Company's issuance of the Shares and the Investor's ownership of the Shares.

                  y. Rights Plan. Except for the Amended and Restated Share Rights Agreement dated July 24, 1997, as amended through the date of this Agreement, neither the Company nor any of its Subsidiaries has adopted a shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of the Company. The Company confirms that no provision of such plan will, under any present or future circumstances, delay, prevent or interfere with the performance of any of the Company's obligations under the Transaction Documents and such plan will not be "triggered" by such performance.

                  z. Market Capitalization. As of the date hereof, and at the time of the filing of the Registration Statement, the aggregate market value of the voting common equity of the Company held by non-affiliates of the Company is, and was, greater than $50 million.

                  aa. Obligations Absolute. Each of the Company and the Investor agrees that, subject only to the conditions, qualifications and exceptions (if any) specifically set forth in the Transaction Documents, its obligations under the Transaction Documents are unconditional and absolute. Except to the extent (if any) specifically set forth in the Transaction Documents, each party's obligations thereunder are not subject to any right of set off, counterclaim, delay or reduction.

         4.       COVENANTS.

                  a. Best Efforts. Each party shall use its best efforts timely to satisfy each of the conditions to be satisfied by it as provided in Sections 6 and 7 of this Agreement.

                  b. Blue Sky. The Company shall, on or before each of the Draw Notice Dates, take such action as the Company shall reasonably determine is necessary to qualify the Shares for, or obtain exemption for the Shares for, sale to the Investor at each of the Closings pursuant to this Agreement under applicable securities or "Blue Sky" laws of all the states of the United States, and shall provide evidence of any such action so taken, if any such action is required, to the Investor on or prior to the Draw Notice Date. The Company shall make all filings and reports relating the offer and sale of the Shares required under the applicable securities or "Blue Sky" laws of all the states of the United States following each of the Draw Notice Dates.

                  c. Use of Proceeds. The Company will use the proceeds from the sale of the Shares for legally permissible corporate purposes.

                  d. Financial Information. The Company agrees to send the following to the Investor during the Commitment Period: (i) on the same day as the release thereof, facsimile or e-mail copies of all press releases issued by the Company or any of its Subsidiaries; and (ii) copies of any notices and other information made available or given to the shareholders of the Company generally, contemporaneously with the making available or giving thereof to the shareholders.

                  e. Listing. The Company shall promptly secure the listing of all of the Shares upon the Principal Market and each other national securities exchange and automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all Shares from time to time issuable under the terms of the Transaction Documents. The Company shall use its best efforts to maintain the Common Stock's authorization for quotation on a Principal Market. Neither the Company nor any of its Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock on a Principal Market (excluding suspensions of not more than one trading day resulting from business announcements by the Company). The Company shall pay all fees and expenses in connection with satisfying its obligations under this
Section 4(e).

                  f. Transactions With Affiliates. The Company agrees that any transaction or arrangement between it or any of its subsidiaries and any affiliate or employee of the Company shall be effected on an arms' length basis in accordance with customary commercial practice and, except with respect to grants of options and stock to service providers, including employees, shall be approved by a majority of the Company's outside directors.

                  g. Filing of Form 8-K. No later than the opening of the Principal Market on October 6, 1999, the Company will issue a press release (in form and substance acceptable to the Investor and sufficient to allow the Investor to freely trade in the Common Stock on the Principal Market during the entire Trading Day following the execution of this Agreement) announcing the existence of this equity line. On or before the date which is four Trading Days after the date hereof, the Company shall file with the SEC a Current Report on Form 8-K describing the terms of the transaction contemplated by the Transaction Documents and including this Agreement as an exhibit thereto in the form required by the 1934 Act.

                  h. Rights Plan. The Company shall not adopt a rights plan that could be triggered by the exercise of any of the Investor's rights under this Agreement or the Warrant.

                  i. Restrictions On Short Sales. Until this Agreement terminates pursuant to Section 8.a. or 8.b., the Investor will not sell short the Company's Common Stock if as a result of such sale the Investor's net short position in the Company's Common Stock would exceed the Investor's good faith estimate of the amount of Shares that the Investor then has (or will have after giving effect to any outstanding Draw Notice) the right or obligation to purchase under the Transaction Documents (or would have such right or obligation but for the limitations contained in Sections 1.e. and 1.l.).

                  j. Comfort Letters. On (i) (for the first three calendar quarters of a calendar year) the day immediately after the day the Company files its Form 10-Q with the SEC (but no later than 46 days after the end of the preceding calendar quarter) and (ii) (for the fourth calendar quarter of a calendar year) the earlier of (x) the day when the Company's financial results for such fourth quarter are publicly announced or (y) 45 days after the year end, the Investor shall have received a letter (of the type, in the form and with the substance of the letter described in Section 3(o) of the Registration Rights Agreement) from the Company's independent auditors. The form and substance of such letter shall be reasonably satisfactory to the Investor.

                  k. Legal Opinions. the Investor shall receive both from the Company's independent legal counsel (which counsel shall have represented the Company in preparing the then current Registration Statement and/or prospectus and shall have been the primary outside legal advisor to the Company on securities law compliance and general corporate matters for at least 60 days, and which counsel shall be satisfactory to the Investor and its counsel) and from the Company's in-house counsel a legal opinion in the form and substance of Exhibit C hereto, with amendments acceptable to the Investor and its counsel in their sole discretion: (i) upon each Draw Notice Date on which a Draw Notice is delivered, and (ii) if no Draw Notice is delivered with respect to an Investment Period and the Investor requests (within the first two weeks of such an Investment Period) such an opinion, no later than the final date on which the Company could deliver a Draw Notice with respect to the next Investment Period (even if no Draw Notice is actually delivered for that next Investment Period).

         5.       TRANSFER AGENT INSTRUCTIONS.

                  The Company shall issue irrevocable instructions to its transfer agent, and any subsequent transfer agent, to issue certificates, registered in the name of the Investor or its respective nominee(s), for the Shares in such amounts as specified from time to time by the Investor to the Company upon delivery of a Purchase Notice (the "IRREVOCABLE TRANSFER AGENT INSTRUCTIONS"). The Irrevocable Transfer Agent Instructions shall have been delivered by the Company to, and acknowledged in writing by, the Company's transfer agent prior to the Company's delivery of the first Preliminary Draw Notice hereunder. The Company warrants that no instruction relating to the Shares other than the Irrevocable Transfer Agent Instructions referred to in this Section 5 will be given by the Company to its transfer agent and that the Shares shall be freely transferable on the books and records of the Company. Nothing in this Section 5 shall affect in any way the Investor's obligations and agreements set forth in Section 2(d) to comply with all applicable prospectus delivery requirements, if any, upon resale of the Shares. The Company shall instruct its transfer agent to issue one or more certificates in such name and in such denominations as specified by the Investor and without any restrictive legends. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Investor by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this
Section 5 will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 5, that the Investor shall be entitled, in addition to all other available remedies, to an injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

         6.       CONDITIONS OF THE COMPANY'S OBLIGATION TO SELL.

                  The obligation hereunder of the Company to issue and sell the Shares to the Investor is further subject to the satisfaction, at or before each Closing, of each of the following conditions set forth below. These conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion.

                  a. The Investor shall have executed each of this Agreement and the Registration Rights Agreement and delivered the same to the Company.

                  b. The Investor shall have delivered to the Company the Purchase Price for the Shares being purchased by the Investor at the Closing (after receipt of confirmation of delivery of such Shares) by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

                  c. The representations and warranties of the Investor shall be true and correct as of the date when made and as of the applicable Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, except that the representation in Section 2.h. need only be made at the applicable Closing Date if the Investor's continued status as a broker-dealer is a requirement of the Investor fulfilling its obligations hereunder, and except to the extent the representation in Section 2.b. is modified by the Investor's acceptance of non-public information pursuant to Section 3(h)(ii) of the Registration Rights Agreement), and the Investor shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Investor at or prior to such Closing Date. The Company shall have received a certificate from the Investor, dated as of the applicable Closing Date, in substantially the form of Exhibit B, to the foregoing effect.

                  d. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

                  e. The Registration Statement shall be effective at the time of each Closing and no stop order suspending the effectiveness of the Registration Statement shall be in effect, subject to
                  Section 9.

                  f. If applicable, the shareholders of the Company shall have approved in accordance with Section 1(l) the issuance of any Shares in excess of the Maximum Common Stock Issuance Shares.

                  g. The NASD shall have reviewed and, if necessary, approved the Transaction Documents and related materials (all costs of filing such items to be borne by the Company), in accordance with NASD Rule 2710.


         7.       CONDITIONS OF THE INVESTOR'S OBLIGATION TO PURCHASE.

                  The obligation of the Investor hereunder to purchase Shares is subject to the satisfaction, at or before each Closing, of each of the following conditions set forth below. These conditions are for the Investor's sole benefit and may be waived by the Investor at any time in its sole discretion.

                  a. The Company shall have executed each of the Transaction Documents and delivered the same to the Investor.

                  b. The Common Stock shall be authorized for quotation on a Principal Market and trading in the Common Stock shall not have been suspended by the SEC or the Principal Market on which the Company's Common Stock is then traded or listed, at any time beginning on the date hereof and through and including the respective Closing Date (excluding suspensions of not more than one trading day resulting from business announcements by the Company, provided that such suspensions occur prior to the Company's delivery of the Draw Notice related to such Closing).

                  c. The representations and warranties of the Company shall be true and correct as of the date when made and as of the applicable Closing Date as though made at that time (except for (i) representations and warranties that speak as of a specific date and (ii) with respect to the representations made in Sections 3(h), (j), (m), (v) and the first sentence of
                  Section 3(g) and the third sentence of Section 3(n) hereof, events which occur on or after the date of this Agreement and are disclosed in SEC filings made by the Company at least ten Trading Days prior to the applicable Draw Notice Date) and the Company shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to such Closing Date. The Investor shall have received a certificate, executed by the Chief Executive Officer and Chief Financial Officer of the Company, dated as of the applicable Draw Notice Date and Closing Date, in the form of Exhibit B attached hereto, to the foregoing effect and an update as of such Closing Date regarding the representation contained in Section 3(c) above if there are any changes in the Company's capitalization.

                  d. Such Investor shall have received the opinions of both the Company's outside counsel (which counsel shall be satisfactory to the Investor and its counsel) and the Company's in-house counsel in the forms and as of the dates specified in Section 4.k.

                  e. The Company shall have executed and delivered to the Investor the certificates representing, or have executed electronic book-entry transfer of, the Shares (in such denominations as such Investor shall request) being purchased by the Investor at such Closing.

                  f. The Board of Directors of the Company shall have adopted resolutions consistent with Section 3(b)(ii) above and in a form reasonably acceptable to the Investor and its counsel (the "RESOLUTIONS") and such Resolutions shall not have been amended or rescinded prior to such Closing Date.

                  g. On each Draw Notice Date the Investor will have received a letter of the type specified in Section 4.j., issued by the Company's Chief Financial Officer.

                  h. The Irrevocable Transfer Agent Instructions, in the form of Exhibit D attached hereto, shall have been delivered to, and acknowledged in writing by, the Company's transfer agent.

                  i. The Company shall have delivered to the Investor a certificate stating that no changes have been made to the Company's Certificate of Incorporation or By-laws, except as are attached to such certificate.

                  j. The Company shall have delivered to the Investor a secretary's certificate, dated as of the first Draw Notice Date and the first Closing Date, in the form of Exhibit E attached hereto, as to (i) the Resolutions described in
                  Section 7(f), (ii) the Certificate of Incorporation and (iii) the Bylaws, each as in effect at such dates.

                  k. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

                  l. The Registration Statement shall be effective at the time of each Closing and no stop order suspending the effectiveness of the Registration Statement shall be in effect or shall be pending or threatened.

                  m. At the time of each Closing, the Registration Statement and the related prospectus (including information or documents incorporated by reference therein) and any amendments or supplements thereto shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

                  n. There shall have been no filing of a petition in bankruptcy, either voluntarily or involuntarily, with respect to the Company and there shall not have been commenced any proceedings under any bankruptcy or insolvency laws, or any laws relating to the relief of debtors, readjustment of indebtedness or reorganization of debtors, and there shall have been no calling of a meeting of creditors of the Company or appointment of a committee of creditors or liquidating agents or offering of a composition or extension to creditors by, for, with or without the consent or acquiescence of the Company.

                  o. If applicable, the shareholders of the Company shall have approved the issuance of any Shares in excess of the Maximum Common Stock Issuance Shares in accordance with Section 1(1).

                  p. The conditions to such Closing set forth in Section 1(f) shall have been satisfied.

                  q. The Company shall have delivered to the Investor a letter from the Transfer Agent certifying the number of shares of Common Stock outstanding as of a date within five days of such Closing Date.

                  r. The NASD shall have reviewed and, if necessary, approved the Transaction Documents and related materials (all costs of filing such items to be borne by the Company), in accordance with NASD Rule 2710.

                  s. The Company shall have delivered to such Investor such other documents relating to the transactions contemplated by this Agreement as such Investor or its counsel may reasonably request.

                  t. The Warrants shall have been issued to the Investor.


         8.       TERMINATION.

                  a. Optional Termination. This Agreement may be terminated at any time (i) by the mutual written consent of the Company and the Investor or
(ii) by the Investor if at any time the Common Stock is not listed on a Principal Market.

                  b. Automatic Termination. This Agreement (except for the Sections which survive pursuant to Section 10.i.) shall automatically terminate without any further action of either party hereto upon the earlier of (i) when the Investor has purchased an aggregate of $25,000,000 in the Common Stock of the Company pursuant to this Agreement, and (ii) on the date which is 24 months after the date hereof.

                  c. Survival. The representations, warranties and covenants contained in or incorporated into this Agreement, insofar as applicable to the transactions consummated hereunder prior to the termination of this Agreement, shall survive its termination and any Closing for the period of any applicable statute of limitations.


         9.       INDEMNIFICATION.

                  In consideration of the Investor's execution and delivery of the this Agreement and the Registration Rights Agreement and acquiring the Shares hereunder and in addition to all of the Company's other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless the Investor and all of their shareholders, officers, directors, employees, members and direct or indirect investors and any of the foregoing person's agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "INDEMNITEES") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "INDEMNIFIED LIABILITIES"), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or any other certificate or document contemplated hereby or thereby, (c) any cause of action, suit or claim brought or made against such Indemnitee by a third party and arising out of or resulting from (i) the execution, delivery, performance, breach by the Company or enforcement of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Shares or (iii) the status of the Investor or holder of the Shares as an investor in the Company, (d) the enforcement of this Section 9, and (e) the Company's decision not to sell shares to the Investor because of the non-satisfaction of Section 6(e). Notwithstanding the foregoing, Indemnified Liabilities shall not include any liability of any Indemnitee arising solely out of such Indemnitee's willful misconduct or fraudulent action(s). To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. Except as otherwise set forth herein, the mechanics and procedures with respect to the rights and obligations under this Section 9 shall be the same as those set forth in Section 6 (other than Section 6(b)) of the Registration Rights Agreement, including, without limitation, those procedures with respect to the settlement of claims and Company's right to assume the defense of claims.

         10.      GOVERNING LAW; MISCELLANEOUS.

                  a. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, FOR THE ADJUDICATION OF ANY DISPUTE

HEREUNDER OR IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN, AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, THAT SUCH SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE OF SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. EACH PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF TO SUCH PARTY AT THE ADDRESS FOR SUCH NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW. IF ANY PROVISION OF THIS AGREEMENT SHALL BE INVALID OR UNENFORCEABLE IN ANY JURISDICTION, SUCH INVALIDITY OR UNENFORCEABILITY SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF THE REMAINDER OF THIS AGREEMENT IN THAT JURISDICTION OR THE VALIDITY OR ENFORCEABILITY OF ANY PROVISION OF THIS AGREEMENT IN ANY OTHER JURISDICTION. EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY.

                  b. Fees and Expenses.

                  As a further inducement to the Investor to enter into this Agreement, the Company agrees (subject to the next sentence) to reimburse the Investor or its designees, as applicable, for all reasonable expenses and costs (including reasonable legal expenses) relating to present and future (i) due diligence, (ii) the negotiation and execution of the Transaction Documents,
(iii) any Closings hereunder and (iv) the filing of the Registration Statement. The Company's exclusive obligation to reimburse the Investor for such amounts shall be capped at (x) $75,000 through the Investment Start Date and (y) $22,000 for each three (3) Investment Periods thereafter, with all costs within all such periods and above such caps to be split 50-50 between the Company and the Investor; provided that to the extent a cap is not fully utilized in any period the amount of such unused availability shall carryforward and be available to the Investor in any future period. Such amounts are to be paid promptly upon submission of evidence thereof by the Investor to the Company. Without limiting the foregoing, the Company will reimburse the Investor, at the time of signing this Agreement, for all such estimated costs and expenses through and including such date. If the Investor discovers that such estimates were higher than actual costs and expenses, it will reimburse any excess to the Company within 30 days of such discovery. The Company shall pay all stamp and other taxes and duties levied in connection with the issuance of any Shares issued pursuant hereto.

                  c. Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

                  d. Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

                  e. Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

                  f. Entire Agreement; Amendments; Waivers.

                  (1) This Agreement supersedes all other prior oral or written agreements between the Investor, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein (including the other Transaction Documents) contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Investor makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Investor, and no provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

                  (2) The Investor may at any time elect, by notice to the Company, to waive (whether permanently or temporarily, and subject to such conditions, if any, as the Investor may specify in such notice) any of its rights under any of the Transaction Documents to acquire shares of Common Stock from the Company, in which event such waiver shall be binding against the Investor in accordance with its terms; provided, however, that the voluntary waiver contemplated by this sentence may not reduce the Investor's obligations to the Company under the Transaction Documents.


                  g. Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing, must be delivered by (i) courier, mail or hand delivery or (ii) facsimile, and will be deemed to have been delivered upon receipt. The addresses and facsimile numbers for such communications shall be:

         If to the Company:

                          Secure Computing Corporation
                          One Almaden Boulevard, Suite 400
                          San Jose, California  95113
                          Telephone: (408) 918-6180
                          Facsimile: (408) 918-6205
                          Attention: Mr. Michael Anderegg

         With a copy to:

                          Heller Ehrman White & McAuliffe
                          2500 Sand Hill Road, Suite 100
                          Menlo Park, California  94025
                          Telephone: (650) 234-4200
                          Facsimile: (650) 234-4299
                          Attention: Kyle Guse

         If to the Transfer Agent:

                          NorWest Shareowner Services
                          161 North Concord Exchange Street
                          South St. Paul, MN 55075
                          Telephone: (651) 450-4187
                          Facsimile: (651) 450-4078
                          Attention: Transfer Agent

         If to the Investor:

                          Manchester Securities Corp.
                          712 Fifth Avenue
                          New York, New York  10019
                          Telephone: 212-506-2999
                          Facsimile: 212-974-2093 and (212) 586-9467
                          Attention: Mark Brodsky and Brett Cohen

         With a copy to:

                          Kleinberg, Kaplan, Wolff & Cohen, P.C.
                          551 Fifth Avenue, 18th Floor
                          New York, New York 10176
                          Telephone: 212-986-6000
                          Facsimile: 212-986-8866
                          Attention: Stephen M. Schultz and Christopher P. Davis

         Each party shall provide five (5) days prior written notice to the other party of any change in address, telephone number or facsimile number. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a nationally recognized overnight delivery service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

                  g. Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any Permitted Assignee (as defined below). The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Investor, including by merger or consolidation. The Investor may assign some or all of its rights hereunder to an affiliate or associate of the Investor or an entity or fund which has the same principal investment adviser as the Investor, without the consent of the Company, and to others, with the written consent of the Company (in each case, a "PERMITTED ASSIGNEE"); provided, however, that any such assignment shall not release the Investor from its obligations hereunder unless such obligations are assumed by such assignee and the Company has consented to such assignment and assumption. Notwithstanding anything to the contrary contained in the Transaction Documents, the Investor shall be entitled to pledge the Shares in connection with a bona fide margin account.

                  h. No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

                  i. Survival. The representations and warranties of the Company and the Investor contained in Sections 2 and 3, the agreements and covenants set forth in Sections 4, 5 and 10, and the indemnification provisions set forth in
Section 9, shall survive each of the Closings.

                  j. Publicity. The Company and the Investor shall have the right to approve before issuance any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of the Investor, to make any press release or other public disclosure with respect to such transactions as is required by applicable law and regulations (although the Investor shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release and shall be provided with a copy thereof).

                  k. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

                  l. Placement Agent. The Investor and the Company each acknowledges and warrants that it has not engaged any placement agent in connection with the sale of the Shares other than Rochon Capital, whose fees will be paid exclusively by the Company. The Company and the Investor shall each be responsible for the payment of any fees or commissions of placement agents or brokers engaged, directly or indirectly, by the Company or the Investor, respectively, in connection with the purchase of the Shares by the Investor. The Company and the Investor shall pay, and hold the other party harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys' fees and out-of-pocket expenses) arising in connection with any such claim.

                  m. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

                  n. Remedies. The Investor and each Permitted Assignee shall have all rights and remedies set forth in this Agreement and the Registration Rights Agreement and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The Investor and each Permitted Assignee without prejudice may withdraw, revoke or suspend its pursuit of any remedy at any time prior to its complete recovery as a result of such remedy.

                  o. Payment Set Aside. To the extent that the Company makes a payment or payments to the Investor hereunder or the Registration Rights Agreement or the Investor enforces or exercises its rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

                  p. Days. Unless the context refers to "business days" or "Trading Days", all references herein to "days" shall mean calendar days.

                  q. Recission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction

Documents, wherever the Investor exercises a right, election, demand or option under a Transaction Document and the Company does not fully perform its related obligations within the periods therein provided, then the Investor in its sole discretion may rescind or withdraw from time to time any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.



                                   * * * * * *

         IN WITNESS WHEREOF, the parties hereto have caused this Common Stock Investment Agreement to be duly executed as of the date and year first above written.



COMPANY:                                             INVESTOR:

SECURE COMPUTING CORPORATION                         MANCHESTER SECURITIES CORP.


By: /s/ Tim McGurran                                 By: /s/ Elliot Greenberg
    ----------------                                     --------------------
    Name: Tim McGurran                                   Name: Elliot Greenberg
    Title: S.V.P. Operations                             Title: Vice President
           and CFO

LIST OF SCHEDULES

Schedule 3(a)                            Organization and Qualification
Schedule 3(c)                            Capitalization
Schedule 3(e)                            No Conflicts
Schedule 3(g)                            Absence of Certain Changes
Schedule 3(h)                            Absence of Litigation
Schedule 3(n)                            Intellectual Property Rights
Schedule 3(p)                            Title
Schedule 3(u)                            Tax Status
Schedule 3(v)                            Certain Transactions

LIST OF EXHIBITS

EXHIBIT A                                Registration Rights Agreement
EXHIBIT B                                Officers' Certificate
EXHIBIT C                                Opinion of Counsel
EXHIBIT D                                Irrevocable Transfer Agent Instructions
EXHIBIT E                                Secretary's Certificate
EXHIBIT F                                Warrants